EXHIBIT 5(a)
                                   October 27, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Registration Statement on Form S-8

Dear Sir/Madam:

      I am Assistant General Counsel-Corporate and Assistant Secretary of Textron Inc., a Delaware corporation ("Textron"). As such I have acted as its counsel in connection with the preparation and filing by Textron of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 with respect to the proposed future issuance by Textron of up to 9,500,000 additional shares of its Common Stock, par value $.125 per share (the "Securities"), pursuant to the Textron Savings Plan.

      I am familiar with Textron's Restated Certificate of Incorporation and By-laws, each as amended to date, and I have examined such corporate proceedings of Textron and such matters of law as I have deemed necessary to enable me to render this opinion.

      Based upon the foregoing, it is my opinion that when the Securities have been sold as described in the Registration Statement, they will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/Michael D. Cahn
                                   Michael D. Cahn
                                   Assistant General Counsel -
                                    Corporate and  Assistant
                                    Secretary